Exhibit 10.11

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT IS MADE AS OF THIS 9TH DAY OF June, 2015 (the “Effective Date”), between NEP Group, Inc., a Delaware corporation (the “Company”), and Gerald Delon (“Employee”), an individual residing at 34 Waterfront Drive, Pittsburgh, PA 15222 (this “Agreement”).

WHEREAS, NEP Supershooters, L.P., a Delaware limited partnership (“NEP”), NEP, Inc., a Delaware corporation, and Employee are parties to that certain Employment Agreement dated effective as of December 19, 2012 (the “Original Agreement”); and

WHEREAS, in connection with the Company’s anticipated Initial Public Offering, the Company and Employee desire to amend and restate the Original Agreement pursuant to the terms set forth herein, and NEP and NEP, Inc. desire to agree to the terms set forth herein.

NOW THEREFORE, the Company and Employee, in consideration of the agreement hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Position and Responsibilities.

1.1	Employee shall serve as the Chief Financial Officer of the Company and shall perform such duties at the Company’s headquarters in Pittsburgh, Pennsylvania or at such place or places as the Company shall designate. Employee shall report to the President and Chief Executive Officer. Employee will perform duties that are executive in nature, consistent with his title and as delegated by the Board of Directors (“Board”).

1.2	Employee will, to the best of Employee’s ability, devote Employee’s full time and best efforts to the performance of Employee’s duties hereunder and to the business and affairs of the Company.

1.3	Employee will duly, punctually and faithfully perform and observe any and all rules and regulations that the Company may now or shall hereafter establish governing the conduct of its business.

2.	Term of Employment.

2.1

Employee’s term of employment under this Agreement shall commence on the Effective Date and shall continue thereafter for an initial period ending on the third (3rd) anniversary of the Effective Date. On the third anniversary of the Effective Date and on each successive anniversary of the Effective Date thereafter, this Agreement shall be automatically renewed for successive one-year periods subject to termination by either party upon providing written notice of such termination at least sixty (60) days prior to the end of any such period (such period of employment, the “Employment Period”); provided, however, that, (i) the Employment Period may be terminated by Employee at any time prior to such date (or any applicable renewal date) by written notice to the Board, such termination to be effective on the date specified in such notice, (ii) the

Employment Period shall terminate prior to such date (or any applicable renewal date) upon Employee’s death or Disability (as defined in the following sentence), (iii) the Employment Period may be terminated by Employee at any time prior to such date (or any applicable renewal date) for Good Reason (as hereinafter defined), and (iv) the Employment Period may be terminated by the Company at any time prior to such date (or any applicable renewal date) for Cause (as hereinafter defined) or without Cause by delivering written notice to Employee. For purposes of this Agreement, the term “Disability” means any disability or incapacity which renders Employee unable to substantially perform his duties hereunder for forty five (45) consecutive days or for an aggregate of ninety (90) days in any period of 365 consecutive days as reasonably determined by the Board in its good faith judgment and after consultation with a physician to confirm such conclusion.

2.2

If the Employment Period is terminated by the Company without Cause (excluding any termination by reason of Employee’s death or Disability) or by Employee for Good Reason, Employee shall be entitled to receive (i) Base Salary (as defined below) earned through the date of termination, (ii) payment for any accrued, unused vacation days in accordance with the Company’s policies then in effect and reimbursement for expenses that remain unreimbursed as of the date of such termination (subject to the Company’s expense reimbursement policies as then in effect), (iii) Base Salary as in effect on the date of termination for the period beginning on the date of such termination and ending on the twenty-four (24) month anniversary of such termination; (iv) premium payments for continued group healthcare coverage (medical, dental and vision) for Employee and Employee’s spouse and dependents, if any, for a period of eighteen (18) months following Employee’s termination of employment (or a lump sum payment equal to the COBRA premium payments to continue Employee’s existing group health coverage for Employee and any spouse and dependents for a period of eighteen (18) months based on the COBRA premium rate in effect on the date of Employee’s termination if the Company cannot provide Employee with continued group healthcare coverage, including by reason of the application of nondiscrimination requirements under applicable law), (v) a prorated annual Bonus (as defined below) for the fiscal year during which the date of termination occurs based on the number of days Employee was employed during such fiscal year and the Company’s actual performance for the fiscal year (which pro-rated Bonus shall be paid at the same time as bonuses are paid to the Company’s executives for such fiscal year); (vi) all equity awards granted to Employee by the Company or any of its affiliates on or prior to the effective date of the Company’s Initial Public Offering shall become fully vested and exercisable, as applicable, as of the date of termination; and (vii) all equity awards granted by the Company to Employee following the date of the Company’s Initial Public Offering shall be subject to the terms set forth therein (for purposes of this Agreement, the payments and benefits described in clauses (iii) through (vii) of this Section 2.2 are hereinafter referred to as the “Severance Benefits”). Notwithstanding anything to the contrary contained herein, Employee shall not be entitled to receive any of the Severance Benefits unless Employee provides the Company with a fully enforceable separation and release agreement in the form attached hereto as Exhibit A and such release becomes irrevocable within thirty (30) days of Employee’s date of termination (the “Release”). Payments under clauses (i)-(ii) above shall be payable to Employee as soon as practicable following Employee’s date of termination in a lump sum irrespective of the receipt by the Company of a Release. The payments under clause (iii) shall be paid to Employee in substantially equal installments consistent with the Company’s payroll practices during the twenty-four (24) month period beginning with the Company’s first payroll period following the 30th day after Employee’s date of termination, provided, the Company receives the fully enforceable Release and such Release becomes irrevocable on or prior to the 30th day after Employee’s date of termination. All of the above payments shall be subject to withholding and other similar taxes.

2.3	If the Employment Period is terminated by reason of Employee’s death or Disability, Employee shall be entitled to receive the compensation and benefits described in Section 2.2, clauses (i)-(ii), (iv), (vi) and (vii), without the requirement to execute a Release.

2.4	If the Employment Period is terminated for any reason other than (i) by the Company without Cause, (ii) by reason of Employee’s death or Disability or (iii) by Employee for Good Reason, Employee shall be entitled to receive the compensation and benefits described in Section 2.2, clauses (i)-(ii).

2.5	Each installment of Base Salary under Section 2.2 is designated as a separate payment for purposes of the short term deferral rules under Treasury Regulation Section 1.409A-1(b)(4)(i)(F) and the exemption for involuntary terminations under separation pay plans under Treasury Regulation Section 1.409A-1(b)(9)(iii). As a result, the following installments are intended to be exempt from Section 409A of the Internal Revenue Code: (1) installments that are made on or before the 15th day of the third month of the calendar year following the calendar year of termination, and (2) subsequent installments made on or before the last day of the second calendar year following the year of Employee’s termination that do not exceed the lesser of two times Employee’s annual rate of pay in the year prior to Employee’s termination or two times the limit under Section 401(a)(17) of the Internal Revenue Code then in effect.

2.6

For purposes of this Agreement, “Cause” means (i) conduct by Employee in violation of Company’s material written policies and which result in demonstrative economic or reputational harm to the Company, (ii) gross negligence or willful misconduct by Employee in the performance of his duties, (ii) the commission by Employee of any act of fraud, theft or financial dishonesty with respect to the Company or any of its subsidiaries, the determination of which is to be made upon objective criteria, (iv) Employee’s indictment, conviction of, or pleading no contest or nolo contendere to, any felony, or (v) the breach by Employee of any material provision of this Agreement. With respect to clause (iii) above, Employee shall have ten (10) days following written notice by the

Board of such breach to cure such breach prior to such breach being deemed “Cause” hereunder; provided, however, that in no event shall “Cause” exist unless (x) the Board provides written notice to Employee of the condition or event that the Company believes to constitute “Cause” and (y) Employee is given ten (10) days to cure any such condition or event; provided, further, that if Employee cures such event or condition giving rise to Cause within such ten (10) day period, then the Company shall not be permitted to terminate Employee for Cause.

2.7	For purposes of this Agreement, “Good Reason” means (i) a material diminution in Employee’s responsibilities or title (which shall include for the avoidance of doubt, a requirement that Employee report to anyone other than the President and Chief Executive Officer), (ii) a decrease in Employee’s Base Salary or Bonus target, (iii) the Company provides a notice of non-renewal of the then-current Employment Period pursuant to Section 2.2, (iv) a material breach by the Company under this Agreement or (v) a relocation of Employee from the Pittsburgh, Pennsylvania area without Employee’s prior consent. Prior to resigning for Good Reason, Employee shall give written notice to the Company of the facts and circumstances claimed to provide a basis for such resignation not more than sixty (60) days following his knowledge of such facts and circumstance, and the Company shall have ten (10) business days after receipt of such notice to cure (and if so cured, Employee shall not be permitted to resign for Good Reason in respect thereof) and Employee shall resign within ten (10) business days following the Company’s failure to cure.

2.8	Effective upon termination of employment hereunder for any reason, Employee shall resign from any and all positions as officer and director of the Company and its subsidiaries, as applicable.

2.9	Employee’s obligations under Sections 5, 6 and 7 of this Agreement and the Company’s obligations under Section 19 of this Agreement shall survive the termination of this Agreement and the termination of Employee’s employment hereunder, in accordance with the terms thereof.

3.	Compensation.

3.1	During the Employment Period, Employee’s base salary shall be no less than $359,000 per annum (as such amount may be increased from time to time in accordance with the terms hereof, the “Base Salary”), which Base Salary shall be subject to annual review by the Board; provided, however, that the Board shall be under no obligation to increase the Base Salary at any time. The Base Salary shall be payable in regular installments in accordance with the Company’s general payroll practices and subject to withholding and similar taxes. In addition, during the Employment Period and subject to the terms and conditions of the applicable plans and programs, Employee shall be eligible to participate in all employee benefit plans and programs for which senior executives of the Company are generally eligible.

3.2	During the Employment Period, in addition to the Base Salary, Employee shall be eligible to receive a target annual bonus for each annual period during the Employment Period (such annual period beginning on January 1 of each calendar year of the Employment Period and ending on December 31 of such calendar year, commencing with the 2015 calendar year) of $300,000 (the “Bonus”), which Bonus shall be contingent upon such criteria as established by the Board for each such annual period, which Bonus, if earned, shall be payable no later than seventy-four (74) days following the last day of the Company’s fiscal year to which the Bonus pertains.

3.3	During the Employment Period, the Company shall reimburse Employee for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company’s policies and practices in effect from time to time with respect to travel, entertainment and other business expenses, subject in all instances to the Company’s requirements with respect to reporting, documentation and approval of such expenses.

3.4	During the Employment Period, Employee shall be entitled to vacation pursuant to the Company’s vacation policy as in effect from time-to-time but shall in all cases be entitled to at least four (4) weeks paid vacation during each twelve (12) month period (or portion thereof) worked, commencing on January 1, 2015. Unused vacation time which shall be outstanding at the end of each year may be carried over to the extent permitted by the Company’s vacation policy as in effect from time to time.

3.5	Following the Effective Date but no later than the date of the Company’s Initial Public Offering, Employee shall be granted an award of $400,000 of Company Common Stock based on the per share price of Company Common Stock in the Company’s Initial Public Offering, subject to three-year annual vesting and subject to the terms of the Company’s equity plan and a restricted stock certificate.

4.	Other Activities During Employment.

4.1	Except with the prior written consent of the Board, Employee will not during the Employment Period undertake or engage in any other employment, occupation or business enterprise other than one in which Employee is an inactive investor. This provision shall not be deemed to preclude (i) membership in professional societies, lecturing or the acceptance of honorary positions, that are in any case incidental to Employee’s employment by the Company and which are not adverse or antagonistic to the Company, its subsidiaries or their respective business or prospects, financial or otherwise or (ii) Employee’s service on the boards of directors of other corporations provided that such service does not conflict with Employee’s duties owed to the Company so long as the Board provides approval in advance of such service.

4.2	Except as permitted by Section 4.2 hereof, Employee will not acquire, assume or participate in, directly or indirectly, any position, investment or interest adverse or antagonistic to the Company, its subsidiaries or their respective business or prospects, financial or otherwise, or take any action towards any of the foregoing.

4.3	During the Employment Period, Employee will not directly or indirectly, whether as an officer, director, employee, stockholder, partner, proprietor, associate, representative, or otherwise, communicate with or be associated with any other person, corporation, firm, partnership or other entity whatsoever which directly competes with the Company or its subsidiaries, in any part of the world, in any line of business engaged in (or which the Company has made plans to be engaged in) by the Company or its subsidiaries; provided, however, that anything above to the contrary notwithstanding, Employee may own, as an inactive investor, securities of any competitor corporation, so long as Employee’s holdings in any one such corporation shall not in the aggregate constitute more than one percent (1%) of the voting stock of such corporation.

5.	Nondisclosure; Nonuse of Confidential Information.

5.1	Employee will not disclose or use at any time, either during the Employment Period or at any time thereafter, any Confidential Information (as hereinafter defined) of which Employee is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by Employee’s performance in good faith of duties assigned to Employee or has been expressly authorized by the Board; provided, however, that this sentence shall not be deemed to prohibit Employee from complying with any subpoena, order, judgment or decree of a court or governmental or regulatory agency of competent jurisdiction (an “Order”); provided further, however, that (i) Employee agrees to provide the Company with prompt written notice of any such Order and to assist the Company, at the Company’s expense, in asserting any legal challenges to or appeals of such Order that the Company pursues, and (ii) in complying with any such Order, Employee shall limit his disclosure only to the Confidential Information that is expressly required to be disclosed by such Order. Employee will take all appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. Employee shall deliver to the Company at the termination of the Employment Period, or at any time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information or the Work Product (as hereinafter defined) of the business of the Company or any of its subsidiaries which Employee may then possess or have under his control.

5.2

As used in this Agreement, the term “Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Company or any of its subsidiaries in connection with its business, including, but not limited to, information, observations and data obtained by Employee while employed by the Company or any predecessors thereof (including those obtained prior to the date of this Agreement) concerning (i) the business or affairs of the Company or any of its subsidiaries (or their respective predecessors), (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients and customer or client lists, (xiii) other copyrightable works, (xiv) all production methods, processes, technology and trade secrets, and (xv) all similar and related information in whatever form. Confidential Information will not include any information (i) known by Employee prior to date hereof, (ii) made available to Employee by a third party unaffiliated with the Company or any of its subsidiaries (provided that such third party is not prohibited from disclosing such information by a contractual, legal or fiduciary obligation to the Company or any of its subsidiaries) or (iii) that has been made generally available to the public prior to the date Employee proposes to disclose or use such information. Confidential Information will not be deemed to be generally available to the public merely because individual portions of the information have been made generally available to the public, but only if all material features comprising such information have been made generally available to the public in combination.

6.

Inventions and Patents. Employee agrees that all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable) which relates to the Company’s or any of its subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Employee (whether or not during usual business hours and whether or not alone or in conjunction with any other person) while employed (and for the Non-Compete Period (as defined herein) if and to the extent such Work Product (as hereinafter defined) results from any work performed for the Company or its subsidiaries, any use of the Company’s or its subsidiaries’ premises or property or any use of Confidential Information) by the Company or any of its subsidiaries (including those conceived, developed or made prior to the date of this Agreement) together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing (collectively referred to herein as, the “Work Product”), belong in all instances to the Company or such subsidiary. Employee will promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm the Company’s or such subsidiaries’ ownership of such Work Product (including, without limitation, the execution and delivery of assignments, consents, powers of attorney and other instruments) and to provide reasonable assistance to the Company and any of its subsidiaries (whether during or after the Employment Period) in connection with the prosecution of any applications for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of interferences relating to any Work Product. Employee recognizes and agrees that the Work Product, to the extent copyrightable, constitutes works for hire under the copyright laws of the United States.

7.	Post-Employment Activities.

7.1	As a result of Employee’s position with the Company, Employee will have access to Confidential Information of the Company. In addition, the Company has agreed to impose certain restrictions upon Employee’s ability to compete with the business of the Company. Employee understands and acknowledges that these restrictions are fair and reasonable given, among other things, the worldwide market for the Company’s products and technologies. Based on the foregoing, and in consideration thereof and of the payments to be made to Employee by the Company pursuant to this Agreement, until two (2) years after the termination of Employee’s employment with the Company for any reason (the “Non-Compete Period”), absent the Company’s prior written approval, Employee will not directly within any Restricted Territory (as defined below):

7.1.1	engage in activities for, nor render services to, any firm or business organization which, at the time of termination of this Agreement, directly competes with the Company or any of its subsidiaries in any line of business engaged in by the Company or any of its subsidiaries (or which the Company or any of its subsidiaries has made substantive plans to be engaged in), nor shall Employee engage in such activities nor render such services to any other person or entity engaged in such activities to, for, or on behalf of, any such firm or business organization;

7.1.2	solicit employees of the Company or any of its subsidiaries to leave the employ of such entity;

7.1.3	offer or cause to be offered employment to any person who is employed by the Company or any of its subsidiaries at any time during the six months prior to the termination of Employee’s employment with such entity;

7.1.4	entice, induce or encourage any of the Company’s or any of its subsidiaries’ other employees to engage in any activity which, were it done by Employee, would violate any provision of this Section 7; or

7.1.5	otherwise attempt to interfere with or disrupt the business or activities of the Company or any of its subsidiaries.

As used in this Agreement, the term “Restricted Territory” means (A) Australia (B) any state in the continental United States; (C) Alaska and Hawaii; (D) any other territory or possession of the United States; (E) England and/or Wales and/or Scotland and/or Northern Ireland and/or any member state of the European Union; and (F) any other country in which the Company or any of its subsidiaries at any time during the Employment Period has conducted business.

Employee agrees that he will not engage in any conduct that is injurious to the reputation and interest of the Company or any of its subsidiaries, included but not limited to, disparaging, inducing or encouraging others to disparage the Company or any of its subsidiaries, or making or causing to be made any statement that is critical of or otherwise maligns the business reputation of the Company or any of its subsidiaries.

7.2	Upon Employee’s written request to the Board specifying the activities proposed to be conducted by Employee, the Board may in its discretion give Employee written approval(s) to personally engage in any activity or render services referred to in Section 7 upon receipt of written assurances (satisfactory to the Board) from Employee and from Employee’s prospective employer(s) that the integrity of this Agreement, including, without limitation, Section 7, will not in any way be jeopardized or violated by such activities, provided the burden of so establishing the foregoing to the satisfaction of the Board shall be upon Employee and Employee’s prospective employer(s).

8.	Remedies. Employee’s obligations under Sections 5, 6 and 7 shall survive the termination of Employee’s employment with the Company. Employee acknowledges that a remedy at law for any breach or threatened breach by Employee of the provisions of. Sections 5, 6 and 7 would be inadequate and Employee therefore agrees that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

9.	Assignment. This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of any successor or successors of the Company by reorganization, sale, merger or consolidation and any assignee of all or substantially all of its business and properties, but, except as to any such successor or assignee of the Company, neither this Agreement nor any rights or benefits hereunder may be assigned by the Company or Employee. In the event of a merger, consolidation, or other transaction that constitutes a change in control under the Company’s then current equity plan, the Company shall require any successor or surviving entity in such transaction expressly to assume the Company’s obligations and liabilities under this Agreement as a successor to the Company hereunder.

10.	Interpretation. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

11.	Notices. Any notice which the Company is required or may desire to give to Employee shall be given to Employee by personal delivery or registered or certified mail, return receipt requested, addressed to Employee at the address of record with the Company, or at such other place as Employee may from time to time designate in writing. Any notice which Employee is required or may desire to give to the Company hereunder shall be given by personal delivery or by registered certified mail, return receipt requested, addressed to the Board and Chief Executive Officer of the Company at the Company’s principal office, or at such other office as the Company may from time to time designate in writing. The date of personal delivery or the dates of mailing any such notice shall be deemed to be the date of delivery thereof.

12.	Waivers. If either party shall waive any breach of any provision of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

13.	Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning hereof.

14.	Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania.

15.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

16.	Complete Agreement; Amendments; Prior Agreements. The foregoing is the entire Agreement of the parties with respect to the subject matter hereof and may not be amended, supplemented, cancelled or discharged except by written instrument executed by both parties hereto. This Agreement supersedes any and all prior agreements between the Company and Employee with respect to the matters covered hereby, including, without limitation, any Original Agreement executed prior the date hereof.

17.	Disclosure; Acknowledgement. Employee is fully aware of Employee’s right to discuss any and all aspects of this Agreement with an attorney chosen by Employee, and Employee further acknowledges that he has carefully read and fully understands all of the provisions of this Agreement and that Employee, in all consideration for the Company’s offer of employment, is voluntarily entering into this Agreement.

18.	Attorneys’ Fees. The Company shall reimburse Employee up to $10,000 for any attorneys’ fees or other costs incurred by Employee in the negotiations and documentation of this Agreement.

19.

Indemnification. With respect to any acts or omissions that may have occurred prior to termination of Employee’s employment, the Company will indemnify Employee (and his legal representatives or other successors) to the fullest extent permitted (including payment of expenses in advance of final disposition of a proceeding) by the laws of the State of Delaware, as in effect at the time of the subject act or omission, or by the Certificate of Incorporation and By-Laws of the Company, as in effect at such time, or by the terms of any indemnification agreement between the Company and Employee, whichever affords greatest protection to Employee, and Employee shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers (and to the extent the Company maintains such an insurance policy or policies, Employee shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any Company officer or director), against all costs, charges and expenses whatsoever incurred or sustained by him or his legal representatives at the time such costs, charges and expenses are incurred or sustained (including any time following Employee’s termination of employment), in connection with any action, suit or proceeding to which he (or his legal representatives or other successors) may be made a party by reason of his being or having been a director, officer or employee of the Company or any subsidiary thereof, or his serving or having served any other enterprises as a director, officer or employee at the request of the Company.

20.	Section 409A. Notwithstanding anything to the contrary in this Agreement, no payments contemplated by this Agreement will be paid during the six-month period following Employee’s termination of employment unless the Company determines, in its good faith judgment, that paying such amounts at the time or times indicated in this Section 20 would not cause Employee to incur an additional tax under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after this Agreement’s effective date) (in which case such amounts shall be paid at the time or times indicated in this Section 20). If the payment of any amounts are delayed as a result of the previous sentence, on the first day following the end of the six-month period, the Company will pay Employee a lump-sum amount equal to the cumulative amounts that would have otherwise been previously paid to Employee under this Agreement during such six month period. Thereafter, payments will resume in accordance with this Agreement.

Additionally, in the event that following this Agreement’s effective date the Company reasonably determines that any compensation or benefits payable under this Agreement may be subject to Section 409A of the Code, the Company and Employee shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to (x) exempt compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of compensation and benefits provided with respect to this Agreement or (y) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

Any amount payable under this Agreement on termination of employment that is deemed deferred compensation subject to Section 409A of the Code shall not be payable upon Employee’s “separation from service” with the Company within the meaning of Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder.

With respect to expenses eligible for reimbursement or any in-kind benefits to be paid or provided under the terms of this Agreement, (i) the amount of such expenses eligible for reimbursement in any taxable year or in-kind benefits provided during any tax year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in another taxable year, (ii) any reimbursements of such expenses shall be made no later than the end of the calendar year following the calendar year in which the related expenses were incurred and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for any other benefit.

21.	Potential Payment Reduction. Notwithstanding any other provisions in this Agreement, in the event that any payment or benefit received or to be received by Employee (including, without limitation, any payment or benefit received in connection with a change in control or the termination of Employee’s employment, whether pursuant to the terms of this Agreement or any other plan, program, arrangement or agreement) (all such payments and benefits, together, the “Total Payments”) would be subject (in whole or in part) to any excise tax imposed under Section 4999 of the Code, or any successor provision thereto (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, agreement, arrangement or program, the Total Payments shall be reduced (but in no event to less than zero) in the following order to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax: (i) cash payments that do not constitute deferred compensation within the meaning of Section 409A of the Code, (ii) acceleration of vesting of equity and equity-based awards and non-cash benefits that do not constitute deferred compensation within the meaning of Section 409A of the Code and (iii) all other cash payments, acceleration of vesting of equity and equity-based awards and non-cash benefits that do constitute deferred compensation within the meaning of Section 409A of the Code (the payments and benefits in clauses (i), (ii) and (iii), together, the “Potential Payments”); provided, however, that the Potential Payments shall only be reduced if (a) the net amount of the Total Payments, as so reduced (and after subtracting the net amount of federal, state, municipal and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (b) the net amount of the Total Payments without such reduction (but after subtracting the net amount of federal, state, municipal and local income taxes on such Total Payments and the amount of Excise Tax to which Employee would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). All determination under this Section 19 shall be made by a nationally recognized accounting firm or law firm selected by the Company (the “Tax Advisor”). The Company and Employee will each provide the Tax Advisor access to and copies of any books, records and documents in the possession of the Company or Employee, as the case may be, reasonably requested by the Tax Advisor, and otherwise cooperate with the Tax Advisor in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 19.

22.	Recapture (“Clawback”) Policy. Employee acknowledges and agrees that any incentive compensation that Employee receives (or that is payable if not yet received)

pursuant to this Agreement or otherwise shall be subject to forfeiture and/or recovery by the Company, as applicable, to the extent (i) required by applicable law, or (ii) required under any policy implemented or maintained by the Company solely to comply with any applicable rules or requirements of a national securities exchange or national securities association on which any securities of the Company are listed.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

NEP GROUP, INC.

By:	/s/ Kevin Rabbitt
Name: Kevin Rabbitt
Title: Chief Executive Officer

/s/ Gerald Delon
Gerald Delon

Acknowledged and Agreed:

NEP SUPERSHOOTERS, L.P.

By:	NEP Broadcasting, LLC
Its:	General Partner

	By:	NEP II, Inc.
	Its:	Sole Member

	By:	/s/ Kevin Rabbitt
Name: Kevin Rabbitt
Title: Chief Executive Officer

NEP, INC.

By:	/s/ Kevin Rabbitt
Name: Kevin Rabbitt
Title: Chief Executive Officer

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